BADGER METER, INC.
2008 RESTRICTED STOCK PLAN

ARTICLE 1.
PURPOSE AND DURATION

                Section 1.1   Purpose.   The Badger Meter, Inc. 2008 Restricted Stock Plan has two complementary purposes: (a) to promote the success of the Company by providing incentives to the officers and other key employees of the Company and its subsidiaries that will link their personal interests to the long-term financial success of the Company and to growth in value; and (b) to permit the Company and its subsidiaries to attract, motivate and retain experienced and knowledgeable employees upon whose judgment, interest, and special efforts the successful conduct of the Company’s operations is largely dependent.

                Section 1.2    Duration.   Subject to the approval of the Company’s shareholders at the Company’s 2008 annual meeting of shareholders, the Plan will become effective on May 1, 2008. The Plan shall continue in effect until the earliest of: (a) April 30, 2018, (b) the date the Board terminates the Plan pursuant to Article 9 herein, or (c) the date all Shares reserved for issuance under the Plan have been issued.

ARTICLE 2.
DEFINITIONS AND CONSTRUCTION

                Section 2.1    Definitions.   Wherever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

                (a)      “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

                (b)      “Award” means a grant of Restricted Shares.

                (c)      “Beneficial Owner” (or derivatives thereof) shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

                (d)      “Board” means the Board of Directors of the Company.

                (e)      “Cause” means: (1) if the Participant is subject to an employment agreement, severance agreement or similar agreement with the Company or any of its subsidiaries that contains a definition of “cause”, such definition; or (2) otherwise, any of the following as determined by the Committee: (a) violation of the provisions of any employment agreement, non-competition agreement, confidentiality agreement, or similar agreement with the Company or any of its subsidiaries, or the Company’s or any of its subsidiaries’ code of ethics, as then in effect; (b) conduct rising to the level of gross negligence or willful misconduct in the course of employment with the Company or any of its subsidiaries; (c) commission of an act of dishonesty or disloyalty involving the Company or any of its subsidiaries; (d) violation of any federal, state or local law in connection with the Participant’s employment; or (e) breach of any fiduciary duty to the Company or any of its subsidiaries.

                (f)      “Change in Control” means the occurrence of any one of the following:

(i)	any Person (other than Excluded Persons, as defined below) is or becomes the “Beneficial Owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after January 1, 2008, pursuant to express authorization by the Board that refers to this exception and not including securities of the Company subject to proxies held by such Person, but including securities of the Company subject to exercisable options held by such Person) representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities. “Excluded Persons” shall mean (A) the Company; (B) any subsidiary of the Company; (C) any employee benefit plan of the Company or any subsidiary of the Company (collectively, “Employee Benefit Plans”); (D) any entity holding securities for or pursuant to the terms of any Employee Benefit Plans; (E) any trustee, administrator or fiduciary of any Employee Benefit Plans in their capacities as such; (F) an underwriter temporarily holding securities pursuant to an offering of such securities; (G) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company; and (H) any Person who has reported or is required to report their ownership on Schedule 13G under the Exchange Act (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report), which Schedule 13D does not disclose pursuant to Item 4 thereto (or any comparable successor item or section) an intent, or reserve the right, to engage in a control transaction, any contested solicitation for the election of directors or any of the other actions specified in Item 4 thereto (or any comparable successor item or section), who inadvertently becomes the Beneficial Owner of 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities and, within ten business days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities inadvertently and who or which, together with all Affiliates and associates, thereafter does not acquire additional shares of common stock or voting securities of the Company while the Beneficial Owner of 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities; provided, however, that if the Person requested to so certify fails to do so within ten business days or breaches or violates such certification, then such Person shall cease to be an Excluded Person immediately after such ten business day period or such breach or violation; or

(ii)	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on January 1, 2008, constituted the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company, as such terms are used in former Rule 14a-11 of Regulation 14A under the Exchange Act) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on January 1, 2008, or whose appointment, election or nomination for election was previously so approved; or

(iii)	the shareholders of the Company approve a merger, consolidation or share exchange of the Company with any other corporation or approve the issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (A) a merger, consolidation or share exchange which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company of such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after January 1, 2008 pursuant to express authorization by the Board that refers to this exception) representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or

(iv)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

                (g)      “Code” means the Internal Revenue Code of 1986, as interpreted by rules and regulations issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

                (h)      “Committee” means the Corporate Governance Committee of the Board, or such other committee appointed by the Board to administer the Plan pursuant to Article 3 herein.

                (i)      “Company” means Badger Meter, Inc., a Wisconsin corporation, and any successor as provided in Article 12.

                (j)      “Eligible Employee” means a full-time exempt employee of the Company or any of its subsidiaries or such other key employees as determined by the Committee.

                (k)      “Exchange Act” means the Securities Exchange Act of 1934, as interpreted by rules and regulations issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Exchange Act shall be deemed to include reference to any successor provision thereto.

                (l)      “Fair Market Value” means with respect to any property other than Shares, such value as is determined by the Committee, and means with respect to Shares, (1) the closing price of the Shares as of the date in question, or, if no closing price is available on that date, then the closing price on the immediately preceding business day on which there is a closing price, if such security is listed or admitted for trading on any domestic national securities exchange, as officially reported on the principal securities exchange on which the Shares are listed; (2) if not reported as described in clause (1), the closing sale price of the Shares as of the date in question, or, if no closing sale price is available on that date, then the closing sale price on the immediately preceding business day on which there is a closing sale price, as reported by any system of automated dissemination of quotations of securities prices then in common use, if so quoted; or (3) if not reported as described in clause (1) or quoted as described in clause (2), then the Committee shall determine in good faith and on a reasonable basis the applicable Fair Market Value, which determination shall be conclusive.

                (m)      “Inimical Conduct” means any act or omission that is inimical to the best interests of the Company or any of its subsidiaries, as determined by the Committee in its sole discretion, including but not limited to: (1) violation of the provisions of any employment agreement, non-competition agreement, confidentiality agreement, or similar agreement with the Company or any of its subsidiaries, or the Company’s or any of its subsidiaries’ code of ethics, as then in effect; (2) taking any steps or doing anything which would damage or negatively reflect on the reputation of the Company or any of its subsidiaries; or (3) failure to comply with applicable laws relating to trade secrets, confidential information or unfair competition.

                (n)      “Participant” means an Eligible Employee who has been granted an Award.

                (o)      “Performance Goals” means any goal(s) the Committee establishes that relate to one or more of the following with respect to the Company or any one or more of its subsidiaries or other business units: net sales; cost of sales; gross income; operating income; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; income from continuing operations; net income; basic earnings per share; diluted earnings per share; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; ratio of debt to debt plus equity; return on shareholder equity; return on invested capital; return on average total capital employed; return on net assets employed before interest and taxes; operating working capital; average accounts receivable (calculated by taking the average of accounts receivable at the end of each month); average inventories (calculated by taking the average of inventories at the end of each month); and economic value added. As to each Performance Goal, the relevant measurement of performance shall be computed in accordance with generally accepted accounting principles, but, unless otherwise determined by the Committee, will exclude the effects of (1) extraordinary, unusual and/or non-recurring items of gain or loss; (2) gains or losses on the disposition of a business; (3) changes in tax or accounting regulations or laws; or (4) the effect of a merger or acquisition, that in each case the Company identifies in its audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s annual report on Form 10-K. In the case of Awards that the Committee determines will not be considered “performance-based compensation” under Code Section 162(m), the Committee may establish other Performance Goals not listed in the Plan.

                (p)      “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

                (q)      “Plan” means this Badger Meter, Inc. 2008 Restricted Stock Plan, as from time to time amended and in effect.

                (r)      “Restricted Shares” means Shares that are subject to a Restriction Period.

                (s)      “Restriction Period” means the period during which Shares issued under the Plan may not be transferred and are subject to a substantial risk of forfeiture.

                (t)      “Retirement” means a voluntary termination of employment from the Company and its subsidiaries (other than for Cause) in accordance with a Company retirement plan or policy.

                (u)      “Securities Act” means the Securities Act of 1933, as interpreted by rules and regulations issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Securities Act shall be deemed to include reference to any successor provision thereto.

                (v)      “Share” means a share of the common stock, $1 par value, of the Company, or such other securities specified in Section 4.4.

                (w)      “Total and Permanent Disability” means the Participant’s inability to perform the material duties of his occupation as a result of a medically-determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a period of at least 12 months, as determined by the Committee. The Participant will be required to submit such medical evidence or to undergo a medical examination by a doctor selected by the Committee as the Committee determines is necessary in order to make a determination hereunder.

                Section 2.2    Construction.   Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.

                Section 2.3   Severability.   In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the said illegal or invalid provision had not been included.

ARTICLE 3.
ADMINISTRATION

                Section 3.1   The Committee.   The Plan shall be administered by the Committee. If at any time the Committee shall cease to exist, then the Plan shall be administered by the Board or another committee appointed by the Board, and each reference to the Committee herein shall be deemed to refer to the Board or such committee appointed by the Board.

                Section 3.2   Authority of the Committee. In addition to the authority specifically granted to the Committee in the Plan, and subject to the provisions of the Plan, the Committee shall have full power and discretionary authority to: (a) select Participants, grant Awards, and determine the terms and conditions of each such Award, including but not limited to the Restriction Period and the number of Shares to which the Award will relate; (b) administer the Plan, including but not limited to the power and authority to construe and interpret the Plan and any award agreement; (c) correct errors, supply omissions or reconcile inconsistencies in the terms of the Plan and any award agreement; (d) establish, amend or waive rules and regulations, and appoint such agents, as it deems appropriate for the Plan’s administration; and (e) make any other determinations, including factual determinations, and take any other action as it determines is necessary or desirable for the Plan’s administration.

                Notwithstanding the foregoing, the Committee shall have no authority to act to adversely affect the rights or benefits granted under any outstanding Award without the consent of the person holding such Award (other than as specifically provided herein).

                Section 3.3   Decision Binding.   The Committee’s determination and decisions made pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive and binding on all persons who have an interest in the Plan or an Award, and such determinations and decisions shall not be reviewable.

                Section 3.4   Procedures of the Committee.   The Committee’s determinations must be made by not less than a majority of its members present at the meeting (in person or otherwise) at which a quorum is present, or by written majority consent, which sets forth the action, is signed by each member of the Committee and filed with the minutes for proceedings of the Committee. A majority of the entire Committee shall constitute a quorum for the transaction of business. Service on the Committee shall constitute service as a director of the Company so that the Committee members shall be entitled to indemnification, limitation of liability and reimbursement of expenses with respect to their Committee services to the same extent that they are entitled under the Company’s By-laws and Wisconsin law for their services as directors of the Company.

                Section 3.5    Award Agreements.   The Committee shall evidence the grant of each Award by an award agreement which shall be signed by an authorized officer of the Company and by the Participant, and shall contain such terms and conditions as may be approved by the Committee, subject to the terms of the Plan. Terms and conditions of such Awards need not be the same in all cases.

ARTICLE 4.
SHARES SUBJECT TO THE PLAN; ADJUSTMENTS

                Section 4.1    Number of Shares.   Subject to adjustment as provided in Section 4.4, the aggregate number of Shares that may be issued under the Plan shall not exceed One Hundred Thousand (100,000) Shares.

                Section 4.2    Lapsed Awards.   If any Award is forfeited or terminated for any reason, the Restricted Shares subject to such Award that are forfeited shall be available for the grant of a new Award under the Plan.

                Section 4.3    Individual Limit.   Subject to adjustment as provided in Section 4.4, no Participant may be granted Awards during the term of the Plan of more than 20,000 Restricted Shares.

                Section 4.4    Adjustments in Number of Shares.   In the event that the Board or the Committee, as the case may be, shall determine that any dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of holders of Awards under the Plan, then the Board or the Committee, as the case may be, shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of: (a) the number and class of Shares which may be delivered under the Plan; (b) the individual Share limit described in Section 4.3; and (c) the number and class of Shares subject to outstanding Awards; provided ,however, that the number of Shares subject to any individual Award shall be rounded down to the nearest whole number.

ARTICLE 5.
PARTICIPATION

                Subject to the provisions of the Plan, the Committee shall have the authority to select the Eligible Employees to receive Awards. No Eligible Employee shall have any right to be granted an Award, even if previously granted an Award.

ARTICLE 6.
TERMS AND CONDITIONS OF AWARDS

                Section 6.1    Grant of Award.   Subject to the terms and provisions of the Plan, the Committee shall have the authority to determine the number of Shares to which an Award shall relate, the term of the Restriction Period and conditions for lapse thereof, including but not limited to the attainment of one or more Performance Goals, and any other terms and conditions of an Award.

                Section 6.2   Terms and Conditions of Awards.

                (a)     Period of Restriction.   Unless the Committee determines otherwise, Restricted Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant prior to the lapse of the Restriction Period, other than by will or the laws of descent and distribution. The Restricted Shares shall be subject to a substantial risk of forfeiture until the termination of the applicable Restriction Period as set forth in the Participant’s award agreement or as provided herein. During the Restriction Period, the Company shall have the right to hold the Restricted Shares. During the Restriction Period, Restricted Shares may not participate in the Badger Meter, Inc. Automatic Dividend Reinvestment and Stock Purchase Plan.

                (b)     Certificate Legend.   At the Committee’s direction, each certificate representing Restricted Shares may bear the following legend:

“THE SALE OR OTHER TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, WHETHER VOLUNTARY, INVOLUNTARY, OR BY OPERATION OF LAW, IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE BADGER METER, INC. 2008 RESTRICTED STOCK PLAN, IN THE RULES AND ADMINISTRATIVE PROCEDURES ADOPTED PURSUANT TO SUCH PLAN AND/OR IN A RESTRICTED STOCK AGREEMENT, DATED ____________________. A COPY OF THE 2008 RESTRICTED STOCK PLAN, SUCH RULES AND ADMINISTRATIVE PROCEDURES AND SUCH RESTRICTED STOCK AGREEMENT MAY BE OBTAINED FROM THE SECRETARY OF BADGER METER, INC.”

                (c)     Removal of Restrictions.   Except as otherwise provided in this Article 6, Restricted Shares shall become vested in, and freely transferable by, a Participant after the last day of the Restriction Period. Once the Restricted Shares are released from the restrictions, a Participant shall be entitled to have the legend required by subsection (b) removed from his or her stock certificate representing such shares.

                (d)     Voting Rights.   Unless otherwise determined by the Committee, during the Restriction Period Participants holding Restricted Shares may exercise full voting rights with respect to those Shares.

                (e)     Dividends and Other Distributions.   Any dividends or other distributions paid or delivered with respect to Restricted Shares will be subject to the same terms and conditions (including risk of forfeiture) as the Restricted Shares to which they relate, and payment or delivery thereof will be deferred accordingly; provided, however, that at any time and from time to time the Committee may, in its sole discretion, provide for the earlier payout of deferred and/or current dividends and distributions. No such deferred amount shall bear interest.

                (f)     Direct Registration.   Notwithstanding anything in this Plan to the contrary, the Company in its sole discretion may issue Shares or Restricted Shares hereunder pursuant to the direct registration system, and, in lieu of the issuance of certificated Shares or Restricted Shares, may issue uncertificated Shares or Restricted Shares, respectively, to the account of the Participant. Any references to Share or Restricted Share certificates shall, in such event, be deemed to refer to uncertificated Shares or Restricted Shares, as the case may be

                Section 6.3   Termination of Employment. Except as otherwise provided by the Committee in a Participant’s award agreement, upon a Participant’s termination of employment with the Company and its subsidiaries, the following rules shall apply:

                (a)     Death or Disability.   If a Participant’s termination of employment is due to death or Total and Permanent Disability at a time when the Participant could not have been terminated for Cause, any remaining Restriction Period shall automatically lapse as of the date of such termination of employment or death, as applicable.

                (b)     Termination for Other Reasons.   If the Participant’s employment terminates for any reason not described above, then any Restricted Shares still subject to a Restriction Period as of the date of such termination shall automatically be forfeited and returned to the Company; provided, however, that in the event of an involuntary termination of the employment of a Participant by the Company or any of its subsidiaries other than for Cause, the Committee may waive the automatic forfeiture of any or all such Shares and may add such new restrictions to such Restricted Shares as it, in its sole and absolute discretion, deems appropriate.

                (c)     Suspension.   The Committee may suspend payment or delivery of Shares (without liability for interest thereon) pending its determination of whether a Participant was or should have been terminated for Cause or whether a Participant has engaged in Inimical Conduct.

                Section 6.4    Other Restrictions.   The Committee may impose such other restrictions on any Awards granted under the Plan (including after the Restriction Period lapses) as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and the Company may legend certificates to give appropriate notice of such restrictions.

ARTICLE 7.
RIGHTS OF PARTICIPANTS

                Section 7.1    Employment.   Nothing in the Plan shall interfere with or limit in any way the right of the Company or any of its subsidiaries to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any of its subsidiaries.

                Section 7.2    No Implied Rights; Rights on Termination of Service.   Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant or any other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Committee in accordance with the terms and provisions of the Plan.

                Section 7.3    No Funding.   Except as provided in Section 6.2(e), Participants will only receive Shares upon the expiration of the Restriction Period for Awards. Neither the Participant nor any other person shall acquire, by reason of the Plan or any Award, any right in or title to any assets, funds or property of the Company and its subsidiaries whatsoever including, without limiting the generality of the foregoing, any specific funds, assets, or other property which the Company or its subsidiaries may, in their sole discretion, set aside in anticipation of a liability hereunder. Any amounts which may become payable hereunder shall be paid from the general assets of the Company and its subsidiaries, as applicable. The Participant shall have only a contractual right to the amounts, if any, payable hereunder unsecured by any asset of the Company or its subsidiaries. Nothing contained in the Plan constitutes a guarantee by the Company or its subsidiaries that the assets of the Company or its subsidiaries shall be sufficient to pay to any person any amount which may become payable hereunder.

                Section 7.4    Other Restrictions.   As a condition to the issuance of any Shares under the Plan, the Committee may require a Participant to enter into a restrictive stock transfer agreement or other shareholder’s agreement with the Company.

ARTICLE 8.
CHANGE IN CONTROL

                The Restriction Period for each outstanding Award shall automatically lapse upon a Change in Control.

ARTICLE 9.
AMENDMENT, MODIFICATION, AND TERMINATION

                Section 9.1   Amendment, Modification, and Termination of the Plan.   The Board may amend or terminate the Plan at any time, subject to the following limitations: (a) shareholders must approve any amendment of the Plan if the Committee determines such approval is required by: (i) the Exchange Act, (ii) the Code, (iii) the listing requirements of the American Stock Exchange or any principal securities exchange or market on which the Shares are then traded, or (iv) any other applicable law. Without the written consent of the affected Participant or except as expressly provided in the Plan, no termination, amendment or modification of the Plan shall adversely affect any Award theretofore granted under the Plan.

                Section 9.2    Amendment of Award Agreements.   The Committee may at any time amend any outstanding award agreement; provided, however, that any amendment that decreases or impairs the rights of a Participant under such agreement shall not be effective unless consented to by the Participant in writing, except that Participant consent shall not be required if an Award is amended, adjusted or cancelled under Section 4.4 .

                Section 9.3    Survival Following Termination.   Notwithstanding the foregoing, to the extent provided in the Plan, the authority of (a) the Committee to amend, alter, adjust, suspend, discontinue or terminate any Award, waive any conditions or restrictions with respect to any Award, and otherwise administer the Plan and any Award and (b) the Board to amend the Plan, shall continue beyond the date of the Plan’s termination. Termination of the Plan shall not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards shall continue in force and effect after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.

                Section 9.4    Shareholder Re-Approval.   If determined by the Company, in order to continue to grant performance-based Awards under Code Section 162(m), the material terms of the Plan shall be re-approved by the Company’s shareholders no later than the first annual shareholders’ meeting (or special meeting in lieu of such meeting) that occurs in 2013.

ARTICLE 10.
WITHHOLDING

                Section 10.1    Tax Withholding.   The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an applicable amount sufficient to satisfy foreign, Federal, state and local taxes (including the Participant’s F.I.C.A. obligation) required by law to be withheld (the “tax amount”) with respect to the issuance of Shares under the Plan or the lapse of the Restriction Period. The Company shall also have the right to withhold Shares as to which the Restriction Period has lapsed and which have a Fair Market Value on the date that the amount of tax to be withheld is determined (the “tax date”) equal to all or any portion of the amount otherwise to be collected subject to any limitations prescribed by applicable law (in all cases, only that number of whole Shares the Fair Market Value of which does not exceed the tax amount shall be withheld or delivered and the Participant shall make a cash payment to the Company equal to any excess amount to be withheld or collected). The value of the Shares to be withheld is to be based on the Fair Market Value of the Shares on the tax date.

                Section 10.2    Stock Delivery or Withholding.   Participants may elect, subject to the approval of the Committee and such rules as it shall prescribe, to satisfy the withholding requirement, in whole or in part, by tendering to the Company previously-acquired Shares (or by having the Company withhold Shares as to which the Restriction Period has lapsed) in an amount having a Fair Market Value equal to the tax amount. Such election must be made on or before the tax date. Once made, the election is irrevocable. The value of the Shares to be tendered (or withheld) is to be based on the Fair Market Value of the Shares on the tax date.

ARTICLE 11.
LEGENDS; PAYMENT OF EXPENSES

                Section 11.1    Legends.   The Company may endorse such legend or legends upon the certificates for Shares issued under the Plan, including but not limited to the legends referenced in Section 6.2(b) and Section 6.4, and may issue such “stop transfer” instructions to its transfer agent in respect of such Shares as it determines to be necessary, appropriate or convenient to (a) prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act, applicable state securities laws or other legal requirements, or (b) implement the provisions of the Plan or any agreement between the Company and a Participant with respect to such Shares.

                Section 11.2    Payment of Expenses.   The Company shall pay for all issuance taxes with respect to the issuance of Shares under the Plan, as well as all fees and expenses incurred by the Company in connection with such issuance.

ARTICLE 12.
SUCCESSORS

                All obligations of the Company under the Plan respecting Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company. The Plan shall be binding upon and inure to the benefit of the Participants and their heirs, executors, administrators or legal representatives.

ARTICLE 13.
REQUIREMENTS OF LAW

                Section 13.1    Requirements of Law.   The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

                Section 13.2    Governing Law.   The Plan and the rights and obligations hereunder shall be governed by and construed in accordance with the internal laws of the State of Wisconsin (excluding any choice of law rules that may direct the application of the laws of another jurisdiction).

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